SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 27, 2002

Science Applications International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12771 (Commission File Number)	95-3630868 (I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURE

FORM 8-K

Item 5. Other Events and Regulation FD Disclosure.

As previously disclosed in the Company’s Form 10-Q dated July 31, 2002 and prior filings with the Securities and Exchange Commission, the Company’s Telcordia subsidiary initiated arbitration with the International Chamber of Commerce on May 11, 2001, seeking damages of approximately $130,000,000 from Telkom South Africa (“Telkom”) related to a contract dispute. Telkom filed counterclaims against Telcordia seeking repayment of approximately $97,000,000 paid to Telcordia under the contract, $234,000,000 for the estimated excess costs of procuring a replacement system, and unspecified damages for other claims. After extensive hearings before the arbitrator, post-hearing briefs and oral closing arguments, the arbitrator indicated his intention to issue a decision within four weeks of the July 31, 2002 oral closing arguments.

Telkom filed an application with the South African High Court on August 30, 2002, requesting that the High Court direct the arbitrator to refer all issues of contract interpretation to the High Court. In a Partial Award dated as of September 27, 2002, the arbitrator dismissed the counterclaims of Telkom and found that Telkom repudiated the contract by refusing to take delivery of the December 2000 software release, which complied in all material respects with the contractual specification. In the Partial Award, the arbitrator indicated that Telcordia’s financial claims for debt, damages, extras and costs would be addressed in additional proceedings and that the parties should file written submissions on these issues. In a separate letter dated as of September 27, 2002, the arbitrator expressed his opinion that, in accordance with existing South African law, the High Court should not consider Telkom’s application. However, no assurance can be given that the High Court will not consider Telkom’s application, attempt to overturn the arbitrator’s Partial Award or otherwise rule against Telcordia. Due to the uncertainty of litigation in general and the complex nature of the legal and factual issues involved, the outcome of the arbitration is not presently determinable.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION

Date: October 1, 2002	By	/S/ DOUGLAS E. SCOTT

Douglas E. Scott
	Its:	Senior Vice President and General Counsel

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